EXHIBIT 99.1

ExOne Appoints John Burn & Co. as Independent Sales Representative in the United Kingdom

Deep Foundry Experience and Relationships Enables Growth in 3D Printing of Castings and Molds in UK Market

NORTH HUNTINGDON, Pa., Aug. 27, 2013 (GLOBE NEWSWIRE) -- The ExOne Company (Nasdaq:XONE) ("ExOne" or the "Company"), a global provider of three-dimensional ("3D") printing machines and printed products to industrial customers, announced today that it has appointed John Burn & Co. as its sales representative in the United Kingdom.

John Burn & Co. specializes in materials for the tooling and composite industry, as well as the rapid prototyping market and foundry industry. It has significant experience in partnering with foundries to provide sound technical advice, intensive support, flexibility and rapid response to serve the needs of its customers.

David Burns, President and Chief Operating Officer of ExOne commented, "The UK market is important for both metal castings and for generalized 3D printing in industrial applications. John Burn is a very distinctive company, in that it has historically supported the casting market and has years of experience in 3D printing. ExOne believes in true partnerships with customers, and John Burn embodies that philosophy as well. We look forward to great success together in the UK market."

"We look forward to a long association with ExOne. ExOne's competencies are a strong complement to the capabilities of John Burn & Co., and we believe that, ultimately, it is our customers who will benefit from our collaboration. The foundry industry in the UK is hungry for new approaches and we at John Burn believe that the time is now for 3D printing in the foundry world," added Brian Lang, Managing Director of John Burn & Co.

Ranked as the sixth largest global economy, the UK presents significant and varied opportunities for the application of 3D printing technology. With over 350 foundries in the region, the Company believes this market provides meaningful sales potential for its indirect materialization process.

For more information regarding 3D printing applications, visit ExOne's website at www.exone.com.

About ExOne

ExOne is a global provider of 3D printing machines and printed products to industrial customers. ExOne's business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in‐house 3D printing machines. ExOne offers pre‐production collaboration and prints products through Production Service Centers, which are located in the United States, Germany and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated products, including consumables and replacement parts, and services, including training and technical support, necessary for purchasers of its machines to print products.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "typically," "anticipates," "believes," "appears," "could," "plan," and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of ExOne to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, energy and other industrial products; the impact of disruption of our manufacturing facilities or PSCs; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; and the adequacy of our protection of our intellectual property, and other factors disclosed in ExOne's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.  Should one or more of these risks or uncertainties materialize, or should any of ExOne's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. Except as required by law, ExOne disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT: Media:
         Nicole McEwen
         Marketing Director
         (724) 765-1328
         nicole.mcewen@exone.com

         Investors:
         John Irvin
         Chief Financial Officer
         (724) 765-1310
         john.irvin@exone.com

         Deborah K. Pawlowski
         Kei Advisors LLC
         (716) 843-3908
         dpawlowski@keiadvisors.com